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                                                                 EXHIBIT 99.16

                                     [LOGO]


                                 18 OCTOBER 2000

                       SUMMARY TERMS AND CONDITIONS FOR A

                                US$ 5,000,000,000

                   MULTI-CURRENCY DUAL TRANCHE CREDIT FACILITY


                                   ARRANGED BY

                       BANK OF AMERICA INTERNATIONAL LIMITED,

                              CHASE MANHATTAN PLC.,

                            SG INVESTMENT BANKING AND

                                UBS WARBURG LTD.

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                                     [LOGO]


             ------------------------------------------------------

                                US$ 5,000,000,000

                   MULTI-CURRENCY DUAL-TRANCHE CREDIT FACILITY

             ------------------------------------------------------

                          SUMMARY TERMS AND CONDITIONS

Preliminary:           AXA has mandated Bank of America International Limited,
                       Chase Manhattan plc, SG Investment Banking and UBS
                       Warburg Ltd. (the "Arrangers") to arrange and has mandated Bank of America, N.A., The Chase Manhattan Bank,
                       Societe Generale and UBS AG (the "Underwriters") to underwrite on the terms and conditions set out herein, and, as the case may be, in a commitment letter (the
                       "Commitment Letter") dated October 18, 2000 among AXA and the Arrangers and the Underwriters, a multi-currency dual tranche credit facility the proceeds of which are to be applied towards (i) the acquisition of all outstanding
                       AXA Financial Inc. shares not presently held directly or indirectly by the Borrower by way of a tender offer (as defined below) and (ii) AXA Financial Inc. shares held by AXA Equity & Law Assurance Society.

Borrower:              AXA, a French societe anonyme, whose head office is at
                       25, avenue Matignon, 75008 Paris (France) (the
                       "Borrower").

Facility and Purpose:  A dual tranche credit facility (together, the "Facility")
                       comprised of:

                       Tranche A


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                       A 364 days revolving credit facility (with effect from
                       the Closing Date) made available to the Borrower to be used for financing or refinancing, directly or indirectly, the acquisition of all the outstanding shares of AXA Financial Inc not presently held directly or indirectly by the Borrower (the "Shares") by means of a tender offer followed by a merger (collectively referred to herein as the "Tender Offer") and the Shares held by AXA Equity & Law Assurance Society, including any costs associated with the acquisition of Shares ("Tranche A").

                       Tranche B

                       A 3 year term loan facility made available to the Borrower to be applied towards the Tender Offer for the financing or refinancing, directly or indirectly, of the acquisition of the Shares and the Shares held by AXA Equity & Law Assurance Society (including any costs associated with the acquisition of Shares) ("Tranche B").

Repayment              Tranche A

                       Each Tranche A Advance shall be repaid at the end of the term for which it is drawn. Advances so repaid may be redrawn in accordance with the terms and conditions of the Facility Agreement. All Advances, along with other amounts then outstanding, shall be repaid in full and all commitments shall be cancelled in full not later than the Final Maturity Date.

                       Tranche B

                       All Tranche B Advances, along with other amounts then outstanding, shall be repaid in full and all commitments shall be cancelled in full not later than the Final Maturity Date. All repaid Tranche B Advances shall be cancelled.

Final Maturity Date:   Tranche A: 364 days from the Closing Date (as defined
                       below) and no later than December 30th, 2001;

                       Tranche B: 36 months from the Closing Date and no later than December 30th, 2003.

Facility Amount:       The Facility Amount not to exceed US$5,000,000,000 or its
                       equivalent in other currencies, divided as follows:

                       - Tranche A Amount :     US$ 2,250,000,000
                       - Tranche B Amount :     US$ 2,750,000,000

                       The Borrower will, in each notice of drawing, specify whether the amount to be drawn forms part of Tranche A or Tranche B.

Optional Currencies:   Euro, GBP, and subject to  availability  to the Lenders,
                       any other freely available currencies (an "Optional
                       Currency").


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Arrangers:             Bank of America International Limited, Chase Manhattan
                       plc, SG Investment Banking and UBS Warburg Ltd.

Underwriters:          Bank of America, N.A., The Chase Manhattan Bank, Societe
                       Generale and UBS AG.

Agent:                 Societe Generale

Lenders: The Arrangers, along with a group of French and international banks to be determined in agreement with AXA.

                       Those other banks will become direct lenders to the Borrower, in accordance with the terms of a syndication agreement or transfer agreements.

Availability:          Availability of Tranche A

                       After satisfaction of all Conditions Precedent, the Tranche A Amount shall be made available to the Borrower by way of revolving short term advances (each, a "Tranche A Advance") up to the date falling one month prior to the Final Maturity date for Tranche A upon 3 business days' irrevocable prior written notice to the Agent (or such other shorter period as may be reasonably agreed by the Agent) in a minimum principal amount of US$ 50,000,000 and integral multiples of US$ 10,000,000 (or the remainder of the Tranche A Amount, as the case may be).

                       Availability of Tranche B

                       After satisfaction of all Conditions Precedent, the Tranche B Amount shall be made available to the Borrower at any time up to June 30, 2001 by way of Advances (a "Tranche B Advance") upon 3 business days' irrevocable prior written notice to the Agent (or such other shorter period as may be reasonably agreed by the Agent) in a minimum principal amount of US$ 50,000,000 and integral multiples of US$ 10,000,000 (or the remainder of the Tranche B Amount, as the case may be). Any amount not drawn by the Borrower on 30th June 2001 will be cancelled and will not be available for future drawings.

Prepayment:            Prepayment of Advances shall be permitted at any time
                       upon 5 business days' irrevocable prior written notice to the Agent without cost, premium or penalty, except as set out below.

                       If the prepayment is not made on the last day of the term for which an Advance is drawn, the Borrower shall pay break costs corresponding to the loss of interest to the Lenders measured by the difference between the rate of interest payable on the Advance immediately prior to the prepayment and EURIBOR or LIBOR, as the case may be, prevailing 3 business days after the date of prepayment.


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Cancellation:          At any time before launch of the syndication or after the
                       date of signature of the Facility Agreement (the "Signing Date"), the Borrower may upon 5 business days' irrevocable prior written notice to the Agent, cancel, in whole or in part undrawn amounts under Tranche A, without cost, premium or penalty, in minimum amounts of US$ 50,000,000 and additional multiples of US$ 10,000,000 (or the remainder of commitments under the Tranche A Amount, as the case may be). Any amounts thus cancelled may not be reinstated or redrawn.

Interest:              Advances made in U.S. dollars or any Optional Currency
                       (other than Euro) under the Facility shall accrue interest at the rate of 1, 2, 3, or 6 month LIBOR - or other periods up to 12 months as agreed by the Lenders - as determined by reference to the relevant Telerate page
                       (or, if not available, by Reference Banks) at or about
                       11:00 a.m. London time two business days prior to the first day of the relevant interest period for Advances in US Dollars or any Optional Currency (other than GBP) and on the first day of the relevant interest period for Advances in GBP, plus the Applicable Margin, plus
                       Mandatory Costs (where applicable).

                       Advances made in Euro under the Facility shall accrue interest at the rate of 1, 2, 3, or 6 month EURIBOR - or other periods up to 12 months as agreed by the Lenders - as determined by reference to the relevant Telerate page (or, if not available, by Reference Banks) at or about 11:00 a.m. London time two business days prior to the first day of the relevant interest period plus the Applicable Margin, plus Mandatory Costs (where applicable).

                       Interest with respect to each Advance will be paid on the last day of the interest period for such Advance except in the case of periods exceeding 6 months, in which case interest shall be paid on the date falling 6 months after the initial date of such interest period and on the last day of the interest period for each such Advance.

Reference Banks:       Four banks to be determined in respect of LIBOR to
                       include at least one Arranger and at least one other
                       Lender, and four banks to be determined in respect of EURIBOR to include at least one Arranger and at least one
                       Lender.

Default rate:          If the Borrower fails to pay any sums due by it under the
                       Facility, the Borrower shall, from the date when such sum fell due, pay interest on the unpaid sum up to the date upon which such sum is actually received by the Lenders at the rate per annum which is the aggregate of (i) one per cent (1%) and (ii) the rate otherwise applicable to Advances outstanding under the Facility at the time of the default.

Applicable Margin:     Tranche A: 27.5 basis points (0.275% per annum).

                       Tranche B: 27.5 basis points (0.275% per annum) until the date falling 12 months after the Closing Date, 32.5 basis points (0.325% per annum) until the date falling 24 months after the Closing Date and 35 basis points (0.35% per annum) payable until the Final


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                       Maturity Date.

Utilisation Fee:       Tranche B: A utilisation fee shall be paid in Euro
                       quarterly in arrears and calculated daily on the amounts drawn under the Facility on an actual/360 day basis at the rate of 2.5 basis points per annum (0.025% per annum) for each day until the date falling 12 months after the Closing Date on which the level of utilisation under the Tranche B is equal to or greater than USD 1,375,000,000, calculated and payable on all amounts drawn under Tranche
                       B.


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Commitment Fee:        Tranche A

                       A commitment fee shall be paid quarterly in arrears and calculated daily on the undrawn and uncancelled Tranche A Amount of the Facility on an actual/360 day basis at a rate of 11 basis points (0.11% per annum) with effect only from the day falling thirty (30) days after the Signing Date, provided that day does not fall after 15 December 2000. If that day falls after 15 December 2000, then the Commitment Fee will be calculated with effect from 15 December 2000.

                       Tranche B

                       A commitment fee shall be paid quarterly in arrears and calculated on the undrawn and uncancelled amounts of the Tranche B Amount on an actual/360 day basis at a rate of
                       12.5 basis points (0.125% per annum).

Documentation:         Standard Euromarket documentation for this type of
                       facility to include the following clauses:

                       Conditions Precedent to the initial Advance shall include:

                       (a) Legal Opinion provided by the General Counsel of the Borrower, reasonably satisfactory to the Lenders;

                       (b) Legal Opinion provided by Clifford Chance, Paris Office, acting as counsel to the Lenders under French law;

                       (c)   delivery of the Borrower's constitutive documents;

                       (d) execution and delivery of necessary powers, authorised signatures and Management Board (Directoire) resolution approving the Facility Agreement;

                       (e) execution and delivery of compliance certificates with respect to Financial Covenants duly signed by an authorised officer of the Borrower;

                       (f)   payment of all fees;

                       (g) all authorisations advisable or required (in the reasonable opinion of the Agent (acting on the basis of legal advice)) in connection with AXA's entry into the facility documentation and related documents; and

                       (h) Certificate of the Borrower confirming that there is no financial indebtedness secured by existing encumbrances as of the date of the Facility Agreement.


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                       Delivery of the following documents in relation to the
                       Tender Offer shall include:

                       (a) Confirmation that all conditions precedent to the tender offer as set out in the Offer Documents have been satisfied (shall constitute Conditions Precedent to the initial Advance);

                       (b) Confirmation that all conditions precedent to the merger as set out in the Merger Agreement have been satisfied (shall constitute Conditions Precedent to further Advances); and

                       (c) certified copies of resolutions of the Borrower's Directoire approving the Tender Offer.

                       Conditions Precedent to the initial Advance and rollovers shall include:

                       (a) Representations and Warranties to be repeated in accordance with the Facility Agreement are true and correct in all material respects; and

                       (b) No Event of Default or Potential Event of Default has occurred and is continuing.

                       All documentary conditions precedent shall be in form and substance reasonably satisfactory to the Agent.

                       Representations and Warranties shall include:

                       Representations and warranties to be made in respect of the Borrower at signing, and (i), (ii), (iii), (iv), (v),
                       (vi)(y), (viii), (x) and (xii) inclusive, to be repeated at the date of each Tranche A Advance, each Tranche B Advance or each rollover date, shall include:

                       (i) Borrower is duly incorporated, validly existing and legally empowered;

                       (ii) Borrower has obtained all necessary authorisations both in accordance with its statutes and law to enter into, perform and deliver the Facility Agreement and no filings are required;

                       (iii) obligations of the Borrower under the Facility
                             Agreement are legally valid, binding and enforceable and do not conflict with law, regulation, or with corporate statutes or existing legal or contractual obligations;

                       (iv) Borrower's obligations under the Facility Agreement rank pari passu with respect to all present and future unsecured and unsubordinated Financial Indebtedness of the Borrower, except for such unsecured and unsubordinated


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                              Financial Indebtedness as would be preferred by
                              virtue of the operation of law;

                        (v) no Event of Default or Potential Event of Default has occurred and is continuing (for the avoidance of doubt, Potential Event of Default shall not apply for a rollover);

                       (vi) Accuracy and fairness of (x) 1999 audited consolidated financial Statements (the "1999 Consolidated Financial Statements") and (y) subsequent audited consolidated financial Statements (the "Annual Consolidated Financial Statements"), to the best of the Borrower's knowledge and belief;

                       (vii) Between the 1999 Consolidated Financial Statements and the date of signing of the Facility Agreement, there has been no Material Adverse Change;

                       (viii) No material litigation or other proceedings at
                              the date of signing of the Facility Agreement which is material in the context of its operation taken as a whole (to the best of the Borrower's knowledge and belief) which would have a Material Adverse Effect;

                       (ix) Under French law, no stamp, registration or similar tax, (other than French "Timbres de Dimension") in connection with the execution, delivery, performance or enforcement of the Facility Agreement;

                       (x) No proceedings pending or threatened for liquidation, winding-up or similar process;

                       (xi) the information provided by AXA and its officers contained in the Information Memorandum has been prepared with due care, all information contained therein is, to the best of management's knowledge and belief, complete and accurate in all material respects and nothing material has been omitted which could affect the decision of a Lender to enter into the Facility Agreement; and

                       (xii) no encumbrance except those permitted by the Facility Agreement.

                       Undertakings shall include

                       (a) no existing or future Encumbrances over any assets of the Borrower except, those:

                              o created in connection with the purchase of an asset, providing the amount of Financial Indebtedness secured remains confined to such asset;

                              o created by AXA over securities (including any debenture, bond, note) or over sums of money granted in favour of the clearing system of any


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                                 regulated market or for the purpose of a
                                 transaction concluded in the ordinary course of the Borrower's cash management;

                              o arising out of a refinancing by AXA of any Financial Indebtedness secured by encumbrances permitted above, provided that such Financial Indebtedness is not increased or secured by any additional asset or revenues;

                              o relating to statutory privileges (privileges legaux) of AXA; and

                              o other Encumbrances created by AXA not falling in the above paragraphs, so long as the amount of Financial Indebtedness secured thereby does not exceed, in aggregate, 15% of the Borrower's own (i.e. non consolidated) net worth (the "AXA Net Worth").

                       (b) compliance by AXA, tested on an annual basis, by reference to Annual Consolidated Financial Statements with the following Financial Covenants:

                              (i) Ratio of Financial Debt to Consolidated Net
                                  Worth not to exceed 1:1; and

                              (ii) Consolidated Shareholder Funds are not less
                                   than 75% of the figures specified in the 1999 Consolidated Financial Statements.

                       (c) notification by the Borrower of any Event of Default or Potential Event of Default;

                       (d)    delivery:

                              o within 45 business days from the date upon which the Commission des Operations de Bourse
                                 (COB) approves the Borrower's annual report, of its annual report containing the annual audited consolidated and unconsolidated financial statements of AXA certified by its statutory auditors along with compliance certificates duly signed by an authorised officer of AXA setting out calculations showing compliance with Financial Covenants,

                              o within 120 business days of end of the relevant accounting period of all publicly available semi-annual consolidated financial statements of AXA,

                              o at the same time as sent to the relevant recipient, of copies of any information sent to its shareholders (or any class of them), the COB (provided such information has received a visa definitif from the COB) and the holders of any class of the Borrower's listed debt instruments; and

                              o as soon as possible, of such other information about the


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                                 Borrower's financial situation or business
                                 reasonably requested by the Agent;

                        (e) maintenance by the Borrower of all consents and authorisations with respect to its obligations under the Facility Agreement;

                        (f) the Borrower will ensure that the financial information delivered by the Borrower has been prepared in good faith and is complete and accurate in all material respects;

                        (g) the Borrower will ensure that at least 80% of the Consolidated Revenues (produit brut d'exploitation) of the AXA Group are generated by insurance business, asset management and other financial services;

                        (h) the Borrower will do all such things as are necessary to ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions; and

                        (i) the Borrower will obtain consent of Agent to any written publication during the Tender Offer period which makes reference to the Facility Agreement or to the Arrangers, the Agent or the Lenders.

                        Events of Default shall include:

                              (i) Non-payment of any sum due and payable in accordance with the terms of the Facility Agreement within 5 (five) Business Days of the due date therefor;

                              (ii)  breach of undertaking (b) or (c) or a
                                    material breach of undertaking (g);

                              (iii) breach of any undertaking or other
                                    obligation of the Borrower with respect to the Facility Agreement and such breach is not remedied within 30 (thirty) calendar days of the Agent giving notice thereof to the Borrower;

                              (iv)  Cross Acceleration: Any Financial
                                    Indebtedness of the Borrower exceeding in aggregate Euros 115,000,000 (or equivalent) is not paid when due or becomes due and payable before its stated maturity by way of a declared default after expiry of any applicable grace period, unless such default is contested in good faith by the Borrower;

                              (v) misrepresentation or material inaccuracy of any material fact or information when made or deemed repeated;

                              (vi)  insolvency and similar events concerning the


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                                    Borrower shall include bankruptcy,
                                    liquidation, insolvency (as provided for by French law n(degree)85-98 of the 25th January 1985), and general readjustment or rescheduling of debts (as provided for by French law n(degree)84-148 of the 1st March
                                    1984);

                              (vii) there occurs an event or series of events
                                    which, in the reasonable opinion of the
                                    Agent, acting on instruction of the Majority
                                    Lenders, irremediably compromises the
                                    ability of the Borrower to perform in a
                                    timely manner any of its payment obligations under the Facility Agreement;

                        Special Early Termination Event shall include:

                        (i) Cross Acceleration: Any Financial Indebtedness (excluding item (vi) of such definition) of a Material Subsidiary exceeding in aggregate Euros 100,000,000 (or equivalent) for such Material Subsidiary is not paid when due or becomes due and payable before its stated maturity by way of a declared default after expiry of any applicable grace period, unless such default is contested in good faith by such Material Subsidiary; and

                        (ii) Insolvency: insolvency and similar events concerning a Material Subsidiary shall include bankruptcy, liquidation, insolvency (as provided for by French law n(degree)85-98 of the 25th January 1985), and general readjustment or rescheduling of debts (as provided for by French law n(degree)84-148 of the 1st March 1984).

                              Where this clause applies to a Material
                              Subsidiary, the Majority Lenders may declare any undrawn portion of the Facility to be cancelled (and no further notice of drawing may be issued). The Lenders may not accelerate repayment of all outstandings, but instead, (a) any then current interest period which exceeds 6 months duration shall be automatically reduced to a 6 month interest period, and (b) if the Majority Lenders so require, when the Borrower repays any Advance in accordance with the Facility Agreement, such Advance will not be available for reborrowing and the Lenders' commitments will be cancelled accordingly.

                        Miscellaneous to include:

                        (a)   Change of control

                        (i) Hostile change of control: Mandatory Prepayment of all amounts outstanding under the Facility, and/or cancellation, as the case may be, in the event of any single person or group of persons acting in concert acquiring control,


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                              directly or indirectly, of the Borrower. A change
                              of control shall be considered as being hostile when any decision of the Supervisory Board of the Borrower has declined the change of control.

                              Provided that in the event that the Supervisory Board (i) is under no obligation to take a decision in respect of any change of control and
                              (ii) does not in fact take any decision in respect thereof, then,

                              (a) if the change of control in question arises as a result of a transfer of shares by one or more members of the Current Control Group, the Supervisory Board will be deemed to have accepted the change of control; but

                              (b) if the change of control results from dealings in shares which do not involve the Current Control Group, the Supervisory Board will be deemed to have declined the change in control.

                              In this event, the Majority Lenders will not request such prepayment and/or cancellation without having first discussed (through the Agent) such matters with the Borrower. The prepayment shall in any event not be requested before 90 (ninety) days from the date the change of control becomes legally effective.

                        (ii) Amicable change of control: A change of control shall be considered as being amicable when all decisions of the Supervisory Board of the Borrower have accepted the change of control.

                              Provided that in the event that the Supervisory Board (i) is under no obligation to take a decision in respect of any change of control and
                              (ii) does not in fact take any decision in respect thereof, then,

                              (a) if the change of control in question arises as a result of a transfer of shares by one or more members of the Current Control Group, the Supervisory Board will be deemed to have accepted the change of control; but

                              (b) if the change of control results from dealings in shares which do not involve the Current Control Group, the Supervisory Board will be deemed to have declined the change in control.

                              In the event of the Supervisory Board accepting or being deemed to accept the change of control, the Agent shall determine if the financial strength rating of the Borrower, as published by at least two rating agencies (being Standard & Poor's Ratings Group, Moody's Investor Services, Inc. or Fitch IBCA) within 30 days of the date the change of control becomes legally effective, is downgraded in each case by more than one notch below the financial strength rating of the Borrower before such change of control.

                              In this event, the Majority Lenders may declare any


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                              undrawn portion of the Facility to be cancelled
                              (and no further notice of drawing may be issued). No drawn portion of the Facility to become due and payable prior to its stated maturity as a result of such change of control (and any then current interest period which exceeds 6 months duration shall be automatically reduced to a 6 month interest period).

                              For this purpose, there is a change in control if the Borrower is controlled by a person who is not a member of the Current Control Group or a successor to or company controlled by a member of the Current Control Group, for which purpose:

                                 (x) "Current Control Group" means FINAXA S.A., AXA Assurances IARD Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurances Mutuelle and AXA Conseil Vie Assurance Mutuelle; and
                                 (y) "control" has the meaning given in article 355-1 of the French Companies law of 24 July 1966, as of the date hereof.

                        (b) Illegality (with provision for mitigation, and for the withdrawal of individual Lenders in the event of supervening illegality);

                        (c) market disruption (alternative rate fixing arrangements);

                        (d) Change of circumstances: Borrower to indemnify Lenders against increased costs incurred by them or their holding companies consequent on changes in law or regulation (or their interpretation by a competent authority) or compliance with instructions, recommendations or requests by competent authorities but only to the extent that such increased costs would have the same effect at the same date on all Lenders that are regulated by the same supervisory authority (with provision for mitigation);

                        (e) free transferability for Lenders, in a minimum amount of USD 20,000,000 and in integral multiple of USD 10,000,000, subject to prior notification being given to the Agent and AXA and to AXA's consent (not to be unreasonably withheld and deemed given if not refused within 10 business days) and to payment of the reasonable
                              administrative costs of the Agent by relevant Lender. Unless the transfer is carried out pursuant to an obligation to mitigate, the Borrower shall not be obliged to pay additional amounts under gross up and additional costs clauses immediately following a transfer if at the date of such transfer such amounts would not have been payable but for the transfer;

                        (f) Majority Lenders and the Borrower may agree amendments or waivers to any terms of the facility agreement except in relation to:

                              o the definition of Majority Lenders, Optional Currency and any reduction in either the Margin or the

                                 Commitment Fee;

                              o an extension of the date for, or a decrease in an amount or a change in the currency of, any payment to a Lender;

                              o an increase (or extension) in a Lender's commitment;

                              o a term which expressly requires the consent of a Lender;

                              o  any change of the amendment clause;

                              o  transfers by Lenders;

                              o  pro rata sharing;

                              o  conditions precedent to advances;

                              o an interest period of a duration other than one, two, three or six months.

                        (g) the Borrower shall indemnify the Arrangers and the Lenders against cost and liability incurred by them in consequence of any act or omission of the Borrower relative to the Offer;

                        (h) special mandatory prepayment: it becomes illegal under French law for the Borrower to perform its payment obligations under the Facility Agreement.

Taxes and other
Deductions:             All amounts payable under the Facility Agreement will be
                        made without set-off or counterclaim and free of all French taxes, withholdings, charges and deductions of whatever nature. Any such French taxes or other French deductions shall be for the account of the Borrower, which shall furnish to the Lenders certificates evidencing the payment of such taxes or deductions and shall gross up and pay such additional amounts as are required to ensure that the Lenders receive the amounts they would have received without such taxes or deductions.

                        A Lender which, at the time it became a Lender, did not satisfy the conditions of French law (including the provisions of any applicable tax treaty) in order for interest payments to be free from withholding in France will only be entitled to claim additional payment in respect of withholdings on interest to the extent that the additional payment is referable to an increase in the rate of withholding after it became a Lender.

Enforcement costs:      All reasonable expenses incurred by the Agent and
                        Lenders in connection with the enforcement of their rights under the Facility Agreement in the event of breach of its obligations by the Borrower or for the purpose of investigating an Event of Default (including, duly documented legal fees, translation costs and reasonable out of pocket expenses) shall be for the account of the Borrower.

Publicity:              Any publicity relating hereto shall be at the discretion
                        (after consulting with the Arrangers) and for the account of the Borrower.

Governing Law and
Jurisdiction:           The facility agreement will be in the English language
                        and shall be governed by and construed in accordance with French law. The Borrower shall submit to the exclusive jurisdiction of the Courts of Paris.

Key Definitions:        "AXA Net Worth" means the sum of (i) Total Shareholder's
                        Equity (including: ordinary shares, capital in excess of nominal value and retained earning and reserves), (ii) net income, (iii) instruments junior to the subordinated debt (if any) and (iv) subordinated debt, as each such item is so described in the most recent annual borrower statutory non-consolidated annual financial statements of AXA (as contained in the most recent Annual
                        Consolidated Financial Statements of AXA).

                        For greater clarity, AXA Net Worth with respect to the 1999 statutory non-consolidated annual financial statements of AXA is EUR 18.4 billion (as contained in 1999 Consolidated Financial Statements).

                        "Closing Date" shall mean : (i) in the case the Tender Offer, the date on which AXA shall have accepted for exchange all of the shares of Shares properly tendered and not withdrawn pursuant to the Tender Offer as evidenced by a certificate duly signed by an authorized officer of AXA, and (ii) in the case the Merger, the date upon which all the conditions set forth in the Merger Agreement have been satisfied as evidenced by a certificate of an authorized officer of AXA.

                        "Consolidated Net Worth" means the sum of (i) Total Shareholder's Equity (including: Ordinary shares, Capital in excess of nominal value and retained earning and reserves), (ii) Minority interests, (iii) instruments junior to the Subordinated debt (if any),
                        (iv) Subordinated debt and (v) Mandatorily convertible bonds and notes, as each such item is so described in the most recent Annual Consolidated Financial Statements of AXA.

                        For greater clarity, Consolidated Net Worth with respect to the 1999 Consolidated Financial Statements of AXA is EUR 29.1 billion.

                        "Consolidated Shareholder Funds" means the sum of (i) Total Shareholder's Equity (including: Ordinary shares, Capital in excess of nominal value and retained earning and reserves) and (iii) instruments junior to the Subordinated debt (if any), as each such item is so described in the most recent Annual Consolidated Financial Statements of AXA.

                        For greater clarity, Consolidated Shareholder Funds with respect to the 1999 Consolidated Financial Statements of AXA is EUR 24.3 billion.

                        "Encumbrance"

                        means any:

                        (a) hypotheque, nantissement, privilege, "gage-especes" any surete reelle or droit de retention;

                        (b) mortgage, pledge, lien, charge, assignment by way of security or for the purpose of providing security, hypothecation, right in security, security interest or (to the extent applicable) trust arrangement for the purpose of providing security; and

                        (c) other security agreement or other arrangement having the effect of providing security.

                        "Financial Debt" means Financing debt as such item is so described in the most recent Annual Consolidated Financial Statements of AXA.

                        For greater clarity, Financial Debt with respect to the 1999 Consolidated Financial Statements of AXA is EUR 5.4 billion.

                        "Financial Indebtedness" means any indebtedness in respect of:

                            (i)   borrowed moneys;

                            (ii) any debenture, bond, note, loan stock or other security;

                            (iii) any acceptance or documentary credit;

                            (iv) the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

                            (v) any lease (including, without limitation, capital leases) entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

                            (vi) any indebtedness for money owing in respect of any interest rate swap, or currency swap or other derivative instruments, such indebtedness to be measured on a mark-to-market basis at the relevant time and to include, with respect to any particular counterparty, application of the relevant ISDA or AFB netting procedures; or

                            (vii) any indebtedness (actual or contingent) under
                                  a guarantee, security or other commitment designed to protect any creditor against loss in respect of any Financial Indebtedness of any third party.

                        "Group" means the Borrower and its Subsidiaries from time to time.

                        "Majority Lenders" means, at any time, Lenders:

                            (i) whose participations in the advances then outstanding aggregate 2/3 or more of all the advances then outstanding; or

                            (ii) if there are no advances then outstanding, whose commitments then aggregate 2/3 or more of the total commitments; or

                            (iii) if there are no advances then outstanding and the total commitments have been reduced to nil, whose commitments aggregated 2/3 or more of the Total commitments immediately before the reduction.

                        "Material Adverse Effect" means any effect which, in the reasonable opinion of the Majority Lenders, is expected to be materially adverse to the ability of the Borrower to comply with any of its payment obligations under the Facility Agreement.

                        "Material Adverse Change" shall mean any event relating to the assets or financial condition of the AXA Group taken as a whole which has a Material Adverse Effect on the Borrower.

                        "Material Subsidiary" means:

                            (a) any subsidiary of the Borrower engaged in insurance business and regulated as such whose contribution to the consolidated premium or consolidated gross technical reserves of the Borrower represents 5% or more of the consolidated gross premium issued or consolidated gross technical reserves, respectively, of the Group, as each such item is so described in the most recent Annual Consolidated Financial Statements of AXA;

                            (b) any subsidiary of the Borrower engaged in asset management and regulated as such which has assets under management of more than 30 per cent. of the aggregate assets under management of the Group, as each such item is so described in the most recent Annual Consolidated Financial Statements of AXA;

                            (c) any subsidiary of the Borrower engaged in banking and regulated as such whose total assets exceed 4 per cent. of the consolidated gross assets of the Group, as each such item is so described in the most recent Annual Consolidated Financial Statements of AXA, but excluding Donaldson Lufkin & Jenrette (and its successors) and Banque Worms (and its successors).

                        "Mandatory Costs" means any costs incurred by any Lender lending through an office in the UK in order to comply with the requirements of the Bank of England or the Financial Services Authority of the UK, with respect to each Lender lending through an office in any member state of the European Union which has adopted the Euro with the reserve requirements of the European System of Central Banks.

                        "Offer Documents" shall mean: (i) the documents distributed to shareholders of AXA Financial, Inc. in connection with the offer of AXA (the "Tender Offer") to acquire all the outstanding shares of common stock of AXA Financial (other than shares owned by AXA and its subsidiaries or shares held in Treasury by AXA

                        Financial) substantially on the terms and conditions set forth in the Form F-4 Registration Statement to be filed by AXA under the U.S. Securities Act of 1933 in connection with the Tender Offer; and (ii) the Agreement and Plan of Merger between AXA, AXA Merger Corp. (a wholly owned subsidiary of AXA incorporated under Delaware law) and AXA Financial Inc. (the "Merger Agreement") pursuant to which AXA will acquire all the outstanding shares or AXA Financial not tendered in the Tender Offer upon the consummation of a merger between AXA Financial, Inc. and AXA Merger Corp. (the "Merger").

                        "Potential Event of Default" shall mean any event which, with the giving of notice or the lapse of any period of time, in each case under the Facility Agreement, would constitute an Event of Default under the Facility Agreement.

                        "Subsidiary" means any consolidated subsidiary.

The parties shall negotiate in good faith the Facility Agreement based on the above Summary Terms and Conditions with a view to be executed by the parties no later than 15 December 2000.

Please signify your acceptance of the terms and conditions set out above by signing and returning a copy of this Summary of Terms and Conditions.

                           Date: 18 October 2000


For and on behalf of
AXA:                       By:    /s/ Gerard de La Martiniere
                                  -------------------------------
                                  Gerard de la Martiniere
                           Title: Member of the Management Board


for and on behalf of                    Date : 18 October 2000
the ARRANGERS and the UNDERWRITERS:

Bank of America International Limited,           Bank of America, N.A., as Underwriter
as Arranger
By:    /s/ Charles Bingham                        By:  /s/ Charles Bingham
       -------------------                             --------------------
       Charles Bingham                                 Charles Bingham
Title: Managing Director                          Title: Managing Director


Chase Manhattan Plc, as Arranger                  The Chase Manhattan Bank, as Underwriter

By:    /s/ Parker Griffin                         By:  /s/ Alan R. Badanes
       -------------------                             --------------------
       Parker Griffin                                  Alan R. Badanes
Title: Managing Director                          Title: Managing Director

SG Investment Banking, as Arranger          Societe Generale, as Underwriter

By:    /s/ Jean-Claude Luu van Lang         By:    /s/ Jean-Claude Luu van Lang
       ------------------------                    --------------------------
       Jean-Claude Luu van Lang                    Jean-Claude Luu van Lang
Title: Director                             Title: Director


UBS Warburg Ltd., as Arranger               UBS AG, as Underwriter

By:    /s/ Donald Procter                   By:    Donald Procter
       ------------------------                    --------------------------
       Donald Procter                              Donald Procter
Title: Executive Director                   Title: Executive Director

By:    /s/ Valerio Forte                    By:    /s/ Valerio Forte
       ------------------------                    --------------------------
       Valerio Forte                               Valerio Forte
Title: Executive Director                   Title: Executive Director